UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: April 16, 2008

American Airlines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

   (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

American Airlines, Inc. is furnishing herewith a press release issued on April 16, 2008 by its parent company, AMR Corporation (AMR), as Exhibit 99.1, which is included herein.  This press release was issued to report AMR’s first quarter 2008 results.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

	Exhibit 99.1	Press Release of AMR dated April 16, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  April 16, 2008

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release

Exhibit 99.1

CONTACT:  Andy Backover
         Corporate Communications
         Fort Worth, Texas
         817-967-1577
         corp.comm@aa.com

FOR RELEASE:  Wednesday, April 16, 2008

Editor's Note:  A live Webcast reporting first quarter results will be broadcast on the Internet on April 16 at 2 p.m. EDT (Windows Media Player required for viewing)

AMR CORPORATION REPORTS A FIRST QUARTER 2008 NET LOSS OF $328 MILLION AS RECORD FUEL PRICES DROVE $665 MILLION IN ADDED COST COMPARED TO A YEAR AGO

AMR TAKES STEPS TO ADDRESS CHALLENGES, INCLUDING: ADDITIONAL 2008 CAPACITY REDUCTIONS; ACCELERATION OF MD-80 REPLACEMENT WITH MORE EFFICIENT 737-800s; AND MANAGEMENT AND SUPPORT STAFF HIRING FREEZE

AMR ALSO ANNOUNCES DEFINITIVE AGREEMENT TO SELL AMERICAN BEACON ADVISORS, INC.

FORT WORTH, Texas – AMR Corporation, the parent company of American Airlines, Inc., today reported a net loss of $328 million for the first quarter of 2008, or $1.32 per share.
The current quarter results compare to a net profit of $81 million for the first quarter of 2007, or $0.30 per diluted share.
Record jet fuel prices contributed significantly to the Company’s loss in the first quarter of 2008. The Company paid $665 million more for fuel in the first quarter of 2008 than it would have paid at prevailing prices from the prior-year period. AMR paid $2.74 per gallon for jet fuel in the first quarter compared to $1.85 a gallon in the first quarter of 2007, a 48 percent increase.
“The first quarter proved yet again that fuel prices remain one of the biggest threats to our industry and our company, and we also can’t ignore the ongoing concerns about the U.S. economy and the potential impact on travel demand.  Clearly, it has been a challenging start to 2008, and I want to take this time to again apologize to our customers who were inconvenienced by our recent cancellations and also thank all of our employees who worked tirelessly through difficult weather and maintenance challenges to take care of our customers,” said AMR Chairman and CEO Gerard Arpey. “While our first quarter financial results were disappointing, through our hard work in recent years to contain costs and strengthen our balance sheet and liquidity we are better positioned to withstand today’s uncertainty. However, we also recognize that we have a lot more hard work ahead of us and that our efforts must be ongoing.”
Arpey noted that the Company is taking numerous steps to address the challenging circumstances that it faces, including its recent hiring freeze for management and support staff and today’s announcements that AMR is making additional reductions to its 2008 capacity plan and is accelerating the replacement of its MD-80 fleet with more efficient Boeing 737-800s. Arpey also reiterated AMR’s commitment to continue to work with the FAA to demonstrate the Company’s ongoing commitment to safety and compliance with the FAA’s directives.
At the same time, Arpey added, the Company remains focused on other ongoing efforts to deliver value to its shareholders. As further evidence of those efforts, the Company announced today that it has reached a definitive agreement to sell American Beacon Advisors, Inc., its wholly owned asset-management subsidiary, to Lighthouse Holdings, Inc., which is owned by investment funds affiliated with Pharos Capital Group, LLC and TPG Capital, two leading private equity firms. AMR will receive total consideration of approximately $480 million.  While primarily a cash transaction, AMR will retain a 10 percent equity stake in the business. AMR expects to close the sale this summer subject to satisfactory completion of customary closing conditions as well as the approval of the Board of Trustees of the American Beacon family of mutual funds and shareholders of the American Beacon family of mutual funds and consents from other American Beacon clients. A press release outlining the American Beacon announcement is available in the Press Releases section at www.aa.com.
AMR’s planned divestiture of its regional carrier, American Eagle, also continues to move forward, Arpey said.

Operational Performance

AMR reported first quarter consolidated revenues of approximately $5.7 billion, an increase of 5.0 percent year over year. AMR estimates that weather and maintenance cancellations reduced first quarter consolidated revenue by approximately $75 million to $80 million.
American’s mainline passenger revenue per available seat mile (unit revenue) increased by 6.5 percent in the first quarter compared to the year-ago quarter. (Please refer to the reconciliation tables at the end of this press release for a calculation of the impact of the recent reclassification of AAdvantage revenue received from the sale of third-party miles from Passenger Revenue to Other Revenue.)
Mainline capacity, or total available seat miles, in the first quarter decreased by 1.5 percent compared to the same period in 2007. The year-over-year decrease in capacity was largely the result of higher-than-anticipated weather cancellations, pilot early retirements, and maintenance cancellations.
American's mainline load factor – or the percentage of total seats filled – was a record 79.1 percent during the first quarter, compared to 78.1 percent in the first quarter of 2007. American’s first-quarter yield, which represents average fares paid, increased 5.1 percent compared to the first quarter of 2007, its 12th consecutive quarter of year-over-year yield increases.
American's mainline cost per available seat mile (unit cost) in the first quarter increased 15.8 percent year over year. The largest contributor to the year-over-year increase in unit costs in the first quarter of 2008 was fuel. Excluding fuel, mainline unit costs in the first quarter of 2008 increased by 3.3 percent year over year.
As part of its efforts to improve the cost and fuel efficiency of its fleet, as well as lessen the Company’s impact on the environment, AMR today provided an update on its plans to replace MD-80 aircraft with 737-800s. The Company expects to take delivery of a total of 34 737-800 aircraft in 2009 and 36 737s in 2010. Of these, the Company has firm commitments in place for 27 737s to be delivered in 2009 and three 737s to be delivered in 2010. This compares to the Company’s fleet renewal update in January, when it said that it had firm commitments to take delivery of 23 737s in 2009.

Balance Sheet Update

Arpey noted that the Company’s efforts to strengthen its balance sheet in recent years have better positioned AMR to face the current industry challenges.
AMR ended the first quarter with $4.9 billion in cash and short-term investments, including a restricted balance of $426 million, compared to a balance of $5.9 billion in cash and short-term investments, including a restricted balance of $471 million, at the end of the first quarter of 2007. The year-over-year decrease in the Company’s cash and short-term investment balance is primarily related to AMR’s total debt payments of approximately $2.3 billion in 2007, including prepayment of approximately $1 billion.
AMR’s Total Debt, which it defines as the aggregate of its long-term debt, capital lease obligations, the principal amount of airport facility tax-exempt bonds, and the present value of aircraft operating lease obligations, was $15.2 billion at the end of the first quarter of 2008, compared to $17.5 billion at the end of the first quarter of 2007. AMR’s Net Debt, which it defines as Total Debt less unrestricted cash and short-term investments, was $10.7 billion at the end of the first quarter of 2008, compared to $12.2 billion at the end of the first quarter of 2007.
As a result of scheduled principal payments as well as prepayments, refinancings and other efforts to strengthen its balance sheet, AMR’s net interest expense in the first quarter of 2008 was $23 million lower than in the year-ago period, a 14 percent reduction.
AMR contributed $25 million to its employees’ defined benefit pension plans in the first quarter and made an additional contribution of $50 million on April 15. AMR has contributed more than $2 billion to its employee defined benefit pension plans since the beginning of 2002.

First Quarter and Other Recent Highlights

•
American added convenience, flexibility and choice for customers by offering them the option to pay by electronic check when buying tickets on the airline’s Web site, AA.com. This allows customers who purchase tickets at AA.com to pay directly from any personal bank account – such as a checking account or savings account – that is funded in United States dollars.

•	American announced it will rotate six different menus throughout the year according to the season, increasing food choice and variety for First and Business Class customers.
•
American Airlines Cargo Division (AA Cargo) received the “International Airline of the Year” award from the Express Delivery and Logistics Association (XLA) at its annual AirCargo 2008 Conference in Orlando, Fla.

•
American launched Travel Bag, a new application on the Facebook Platform that makes it easy for users to share travel experiences with friends in their network, offer and read reviews and comments on topics such as restaurants and shops, and create countdowns for upcoming events or trips.

•
American introduced a mobile version of AA.com, providing customers access to even more AA.com services via Web-enabled cell phones or other Web-enabled devices. American also introduced enhancements that allow travelers to book flights, view fare specials, request upgrades, enroll in the AAdvantage® program, purchase Admirals Club® one-day passes, and change flights for many domestic reservations via the mobile site.

•
Employees at American’s Kansas City maintenance base completed the first aircraft installation of the Aircell® Internet broadband connectivity solution. In 2008, American plans to install and test the technology on all 15 of its Boeing 767-200 aircraft that primarily fly transcontinental routes. Installation has been completed on six aircraft so far.

Guidance

Mainline and Consolidated Capacity
As a result of increased fuel prices and growing concerns about the economy, AMR today announced a reduction in its 2008 capacity plans. The Company now expects its full-year mainline capacity to decrease by 1.4 percent in 2008 compared to 2007, with a 3.6 percent reduction in domestic capacity and a 2.5 percent increase in international capacity.  The biggest impact on mainline capacity is planned to occur in the fourth quarter, when mainline domestic capacity is expected to decline by 4.6 percent from fourth quarter 2007 levels.
On a consolidated basis, AMR expects full-year capacity to decrease by 1.5 percent in 2008 compared to 2007.
For comparison, in previous capacity guidance from February 2008 AMR said that it expected mainline capacity for the full year 2008 to increase 0.2 percent from 2007, with a 1.1 percent reduction in domestic capacity and a 2.5 percent increase in international capacity, and it expected consolidated capacity to be flat compared to 2007.
The Company’s February guidance reflected a decline of 0.6 percent for regional affiliate capacity compared to 2007 levels.  AMR now expects regional affiliate capacity for 2008 to decrease by 2.1 percent versus 2007, with the majority of the reduction relative to what was reflected in prior guidance occurring in the fourth quarter.
AMR expects mainline capacity in the second quarter of 2008 to decrease by 1.4 percent year over year. It expects consolidated capacity to decrease 1.6 percent in the second quarter of 2008 compared to the prior-year period.

Fuel Expense and Hedging
While the cost of jet fuel remains very volatile, AMR is planning for an average system price of $3.01 per gallon in the second quarter of 2008 and $2.98 a gallon for all of 2008. AMR has 36 percent of its anticipated second quarter 2008 fuel consumption capped at an average crude equivalent of $72 per barrel (jet fuel equivalent of $2.42 per gallon), with 29 percent of its anticipated full-year consumption capped at an average crude equivalent of $75 per barrel (jet fuel equivalent of $2.41 per gallon). Consolidated consumption for the second quarter is expected to be 771 million gallons of jet fuel.

Mainline and Consolidated Unit Costs
For the second quarter of 2008, mainline unit costs are expected to increase 17.7 percent compared to the second quarter of 2007, while second quarter consolidated unit costs are expected to increase 17.0 percent compared to the second quarter of 2007.
In the second quarter of 2008, mainline unit costs excluding fuel are expected to increase 5.9 percent year over year while consolidated unit costs excluding fuel are expected to increase 5.6 percent from the second quarter of 2007. These unit cost projections include the estimated impact of MD-80 cancellations in April.
Full-year mainline unit costs excluding special items are expected to increase 15.0 percent in 2008 compared to 2007, while full-year consolidated unit costs excluding special items are expected to increase 14.7 percent in 2008 compared to 2007.
AMR expects mainline unit costs excluding fuel and special items to be 3.9 percent higher in 2008 versus 2007, while 2008 consolidated unit costs excluding fuel and special items are expected to increase 3.9 percent year over year.

Editor’s Note: AMR’s Chairman  and Chief Executive Officer, Gerard Arpey, and its Executive Vice President and Chief Financial Officer, Thomas Horton, will make a presentation to analysts during a teleconference on Wednesday, April 16, at 2 p.m. EDT.  Following the analyst call, they will hold a question-and-answer conference call for media.  Reporters interested in listening to the presentation or participating in the media Q&A should call 817-967-1577.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events.  When used in this release, the words "expects," "plans," "anticipates," “indicates,” “believes,” “forecast,” “guidance,” “outlook,” "may," "will," "should," “seeks,” “targets” and similar expressions are intended to identify forward-looking statements.  Similarly, statements that describe the Company's objectives, plans or goals are forward-looking statements.  Forward-looking statements include, without limitation, the Company’s expectations concerning operations and financial conditions, including changes in capacity, revenues and costs; future financing plans and needs; fleet plans; overall economic and industry conditions; plans and objectives for future operations; and the impact on the Company of its results of operations in recent years and the sufficiency of its financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured.  All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations.  The following factors, in addition to other possible factors not listed, could cause the Company’s actual results to differ materially from those expressed in forward-looking statements:  the materially weakened financial condition of the Company, resulting from its significant losses in recent years; the ability of the Company to generate additional revenues and reduce its costs; changes in economic and other conditions beyond the
Company’s control, and the volatile results of the Company’s operations; the Company’s substantial indebtedness and other obligations; the ability of the Company to satisfy existing financial or other covenants in certain of its credit agreements; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; the fiercely and increasingly competitive business environment faced by the Company; industry consolidation; competition with reorganized carriers; low fare levels by historical standards and the Company’s reduced pricing power; the Company’s need to raise additional funds and its ability to do so on acceptable terms; changes in the Company’s corporate or business strategy; government regulation of the Company’s business; conflicts overseas or terrorist attacks; uncertainties with respect to the Company’s international operations; outbreaks of a disease (such as SARS or avian flu) that affects travel behavior; labor costs that are higher than those of the Company’s competitors; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; the Company’s ability to retain key management personnel; potential failures or disruptions of the Company’s computer, communications or other technology systems; changes in the price of the Company’s common stock; and the ability of the Company to reach acceptable agreements with third parties.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Detailed financial information follows:

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(as reclassified)
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Percent
	2008	2007	Change
Revenues
Passenger - American Airlines	$4,379	$4,176	4.9
- Regional Affiliates	581	558	4.1
Cargo	215	201	7.0
Other revenues	522	492	6.1
Total operating revenues	5,697	5,427	5.0

Expenses
Wages, salaries and benefits	1,644	1,671	(1.6)
Aircraft fuel	2,050	1,410	45.4
Other rentals and landing fees	323	329	(1.8)
Depreciation and amortization	309	290	6.6
Maintenance, materials and repairs	315	249	26.5
Commissions, booking fees and credit card expense	257	248	3.6
Aircraft rentals	125	151	(17.2)
Food service	127	127	-
Other operating expenses	734	704	4.3
Total operating expenses	5,884	5,179	13.6

Operating Income	(187)	248	*

Other Income (Expense)
Interest income	53	77	(31.2)
Interest expense	(194)	(241)	(19.5)
Interest capitalized	5	9	(44.4)
Miscellaneous – net	(5)	(12)	(58.3)
	(141)	(167)	(15.6)

Income/(Loss) Before Income Taxes	(328)	81	*
Income tax	-	-	-
Net Income	$(328)	$81	*

Earnings/(Loss) Per Share
Basic	$(1.32)	$0.35
Diluted	$(1.32)	$0.30

Number of Shares Used in Computation
Basic	249	236
Diluted	249	298

*      Greater than 100%

AMR CORPORATION
OPERATING STATISTICS
(as reclassified)
 (Unaudited)

	Three Months Ended March 31,		Percent
	2008	2007	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	32,488	32,575	(0.3)
Available seat miles (millions)	41,052	41,691	(1.5)
Cargo ton miles (millions)	505	524	(3.6)
Passenger load factor	79.1%	78.1%	1.0	pts.
Passenger revenue yield per passenger mile (cents)	13.48	12.82	5.1
Passenger revenue per available seat mile (cents)	10.67	10.02	6.5
Cargo revenue yield per ton mile (cents)	42.57	38.36	11.0
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	12.63	10.91	15.8
Fuel consumption (gallons, in millions)	680	692	(1.7)
Fuel price per gallon (cents)	273.2	184.2	48.3

Regional Affiliates
Revenue passenger miles (millions)	2,142	2,262	(5.3)
Available seat miles (millions)	3,106	3,274	(5.1)
Passenger load factor	69.0%	69.1%	(0.1)	pts.

AMR Corporation
Average Equivalent Number of Employees
American Airlines	71,800	71,500
Other	13,700	13,600
Total	85,500	85,100

(1)	Excludes $721 million and $668 million of expense incurred related to Regional Affiliates in 2008 and 2007, respectively.

       AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Three Months Ended March 31, 2008
Entity Results	RASM[1] (cents)	Y-O-Y Change	ASMs[2] (billions)	Y-O-Y Change

DOT Domestic	10.5	6.9%	25.8	(3.6)%
International	10.9	5.6	15.2	2.2
DOT Latin America	12.1	8.0	8.1	3.5
DOT Atlantic	9.4	(0.5)	5.5	1.6
DOT Pacific	9.8	10.7	1.6	(2.5)

American Airlines, Inc.	Three Months Ended March 31, 2008
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	80.1	0.5	13.16	6.3%
International	77.5	2.0	14.04	2.8
DOT Latin America	79.2	3.3	15.25	3.5
DOT Atlantic	73.7	0.8	12.80	(1.6)
DOT Pacific	81.9	(0.2)	11.96	10.9

1 Revenue per Available Seat Mile
2 Available Seat Miles

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2008	2007

Total operating expenses	$5,907	$5,218
Less: Operating expenses incurred related to Regional Affiliates	721	668
Operating expenses excluding expenses incurred related to Regional Affiliates	$5,186	$4,550
American mainline jet operations available seat miles	41,052	41,691

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.63	10.91

Percent change	15.8%

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2008	2007

Total operating expenses	$5,907	$5,218
Less: Operating expenses incurred related to Regional Affiliates	721	668
Operating expenses excluding expenses incurred related to Regional Affiliates	$5,186	$4,550
American mainline jet operations available seat miles	41,052	41,691

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.63	10.91

Less: Fuel cost per available seat mile (cents)	4.52	3.06
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	8.11	7.85

Percent change	3.3%

Note: The Company believes that operating expenses per available seat mile, excluding the cost of fuel assists investors in understanding the impact of fuel prices on the Company’s operations.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation Calculation of Net Debt	As of March 31
(in millions, except as noted)	2008	2007

Current and long-term debt	$10,157	$11,885
Current and long-term capital lease obligations	776	875
Principal amount of certain airport facility tax-exempt bonds and the present value of aircraft operating lease obligations	4,239	4,775
	15,172	17,535
Less: Unrestricted cash and short-term investments	4,519	5,383
Net Debt	$10,653	$12,152

Note:  The Company believes the net debt metric assists investors in understanding changes in the Company’s liquidity and the results of its efforts to build a financial foundation under the Company’s Turnaround Plan.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Estimate for Year Ended December 31,
(in millions, except as noted)	2008	2007

Operating expenses per available seat mile, excluding Regional Affiliates (cents) Less: Impact of special item (cents)	13.01 -	11.38 0.06
Less: Fuel expense per available seat mile (cents)	4.92	3.53
Operating expenses per available seat mile, excluding Regional Affiliates and fuel expense (cents)	8.09	7.79

Percent change	3.9%

American Airlines, Inc. Mainline Jet Operations	Estimate for Three Months Ended June 30,
(in millions, except as noted)	2008	2007

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	13.11	11.14
Less: Fuel expense per available seat mile (cents)	4.99	3.47
Operating expenses per available seat mile, excluding Regional Affiliates and fuel expense (cents)	8.12	7.67

Percent change	5.9%

AMR Corporation	Estimate for Year Ended December 31,
(in millions, except as noted)	2008	2007

Operating expenses per available seat mile (cents) Less: Impact of special item (cents)	13.69 -	11.98 0.05
Less: Fuel expense per available seat mile (cents)	5.08	3.64
Operating expenses per available seat mile, excluding fuel expense (cents)	8.61	8.29

Percent change	3.9%

AMR Corporation	Estimate for Three Months Ended June 30,
(in millions, except as noted)	2008	2007

Operating expenses per available seat mile (cents)	13.76	11.76
Less: Fuel expense per available seat mile (cents)	5.11	3.57
Operating expenses per available seat mile, excluding fuel expense (cents)	8.65	8.19

Percent change	5.6%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Three Months Ended March 31,
(in millions, except as noted)	2008	2007

Operating expenses per available seat mile (cents)	13.32	11.52
Less: Fuel expense per available seat mile (cents)	4.64	3.14
Operating expenses per available seat mile, excluding fuel expense (cents)	8.68	8.38

Percent change	3.6%

                                              AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)
AMR Corporation
Reclassification of AAdvantage Mileage Third-Party Sales Revenue
	Three Months Ended March 31, 2007
(in millions, except as noted)	As Reported	Reclassified

Passenger revenue - American Airlines	$4,326	$4,176
Other revenues	342	492

Total	$4,668	$4,668

Available seat miles	41,691	41,691

Passenger revenue per available seat mile (cents)	10.38	10.02

	Three Months Ended June 30, 2007
(in millions, except as noted)	As Reported	Reclassified

Passenger revenue - American Airlines	$4,673	$4,525
Other revenues	348	496

Total	$5,021	$5,021

Available seat miles	42,647	42,647

Passenger revenue per available seat mile (cents)	10.96	10.61

	Three Months Ended September 30, 2007
(in millions, except as noted)	As Reported	Reclassified

Passenger revenue - American Airlines	$4,750	$4,598
Other revenues	352	504

Total	$5,102	$5,102

Available seat miles	43,271	43,271

Passenger revenue per available seat mile (cents)	10.98	10.63

	Three Months Ended December 31, 2007
(in millions, except as noted)	As Reported	Reclassified

Passenger revenue - American Airlines	$4,486	$4,352
Other revenues	363	497

Total	$4,849	$4,849

Available seat miles	42,297	42,297

Passenger revenue per available seat mile (cents)	10.61	10.29

Current AMR Corp. news releases can be accessed on the Internet.
The address is:  http://www.aa.com

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